Exhibit 3.8

CERTIFICATE OF OWNERSHIP AND MERGER

OF

TD FINANCE CORPORATION

WITH AND INTO

TRANSDIGM INC.

(PURSUANT TO SECTION 253 OF THE DELAWARE GENERAL CORPORATION LAW)

Pursuant to the provisions of Section 253 of the Delaware General Corporation Law (the “DGCL”), TransDigm Inc., a Delaware corporation (the “Company”), does hereby certify:

FIRST:                   That the Company was incorporated on July 2, 1993, pursuant to the DGCL.

SECOND:              That the Company owns all of the outstanding shares of each class of the capital stock of TD Finance Corporation, a Delaware corporation (the “Subsidiary”). The Subsidiary was incorporated on October 8, 2003, pursuant to the DGCL.

THIRD:                  That the Company, on June 23, 2006, by the resolutions of its Board of Directors, duly adopted by the unanimous written consent of the members of its Board of Directors, filed with the minutes of the Board of Directors and attached hereto as Exhibit A, approved the merger of the Subsidiary with and into the Company, with the Company continuing as the surviving corporation (the “Merger”).

FOURTH:              That the Agreement and Plan of Merger, dated as of the date hereof, by and between the Company and the Subsidiary (the “Merger Agreement”) has been approved, adopted, certified, executed and acknowledged by each of the Company and the Subsidiary.

FIFTH:                   That the effective date of the Merger shall be the date on which this Certificate of Ownership and Merger is filed with the Secretary of State of the State of Delaware (the “Effective Date”).

SIXTH:                  That the Company shall be the surviving corporation in the Merger, and that its Certificate of Incorporation and Bylaws shall survive the Merger in full force, and that its directors and its officers prior to the Effective Date shall be the directors and officers after the Effective Date.

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IN WITNESS WHEREOF, said Company has caused this certificate to be signed by its Executive Vice President and Chief Financial Officer on this 23rd day of June, 2006.

TRANSDIGM INC.

By:	/s/ Gregory Rufus
Name: Gregory Rufus
Title: Executive Vice President and
Chief Financial Officer

EXHIBIT A

UNANIMOUS WRITTEN CONSENT OF THE BOARD OF DIRECTORS

OF

TRANSDIGM INC.

Authorization of Merger of TD Finance with and into the Company

WHEREAS, TransDigm Inc. (the “Company”) wishes to merge its wholly owned subsidiary, TD Finance Corporation, a corporation organized and existing under the laws of the State of Delaware (“TD Finance”), with and into the Company.

NOW, THEREFORE, it is hereby

RESOLVED, that the merger of TD Finance with and into the Company be, and hereby is, approved in all respects; and be it further

RESOLVED, that the form, terms and provisions of the Agreement and Plan of Merger (the “TD Finance Merger Agreement”) to be entered into by and between the Company and TD Finance, providing for the merger of TD Finance with and into the Company, substantially in the form attached hereto as Exhibit A be, and hereby is, approved and adopted in all respects; and be it further

RESOLVED, that the officers of the Company be, and each of them hereby is, authorized, empowered and directed to execute and deliver the TD Finance Merger Agreement in the name and on behalf of the Company, with such changes thereto or amendments thereof as the officers of the Company executing the same shall approve, their execution thereof to be deemed conclusive evidence of such approval, and to perform the obligations of the Company thereunder to the extent the Company is bound thereby; and be it further

RESOLVED, that the merger of TD Finance with and into the Company shall be effective (the “Effective Time”) upon filing of the Certificate of Ownership and Merger with the Secretary of State of the State of Delaware; and be it further

RESOLVED, that upon the Effective Time, and pursuant to the applicable terms of the DGCL and the terms of the TD Finance Merger Agreement, TD Finance shall be merged with and into the Company (the “TD Finance Merger”), the separate corporate existence of TD Finance shall cease and the Company shall continue to exist as the surviving corporation of such TD Finance Merger and the Company shall assume all of the liabilities and obligations of the Company and TD Finance; and be it further

RESOLVED, that upon the Effective Time, each issued and outstanding share of capital stock of TD Finance as well as all shares of capital stock held in the treasury of TD Finance shall be cancelled and extinguished and shall cease to exist, and no cash, stock of the Company or other consideration shall be delivered or deliverable in exchange therefor; and be it further

RESOLVED, that each shares of the Company’s capital stock issued and outstanding immediately before the Effective Time shall thereafter remain outstanding and shall represent one duly and validly issued and fully paid share of capital stock of the surviving corporation;

RESOLVED, that the officers of the Company be, and each of them hereby is, to the extent applicable, authorized and directed to promptly execute and file a Certificate of Ownership and Merger with the Secretary of State of the State of Delaware, in substantially the form attached hereto as Exhibit B, in order to effect the TD Finance Merger; and to file any and all other documents and to pay any and all taxes or other expenses as may be required to consummate the TD Finance Merger.